Exhibit 99.1

eGain Announces Fiscal 2012 Second Quarter Financial Results

New bookings up 44% from the comparable year-ago quarter

Company Experiencing Significant Increase in Demand for Hosted Solution

Sunnyvale, Calif. (February 8, 2012) – eGain Communications (Nasdaq: EGAN), a leading provider of cloud and on-premise customer interaction hub software, today announced financial results for its fiscal 2012 second quarter ended December 31, 2011.

New bookings, comprising license and recurring bookings (which includes new hosting and support bookings), for the fiscal second quarter were $8.4 million, an increase of 44% from the comparable year-ago quarter. Of the total new bookings in the fiscal second quarter, 46% were from new recurring revenue bookings and 54% were from new license bookings, compared to 48% from new recurring bookings and 52% from new license bookings in the comparable year-ago quarter. Of the new license bookings of $4.6 million in the quarter, approximately $1.3 million was deferred and is expected to be recorded as revenue in the second half of fiscal 2012. Gross bookings, comprising new bookings plus recurring renewals and billed professional services, for the fiscal second quarter were $14.1 million, an increase of 24% from the comparable year-ago quarter.

New bookings for the six months ended December 31, 2011 were $13.6 million, a decrease of 10% from the same period last year. Of the total new bookings for the six months ended December 31, 2011, 45% were from new recurring revenue bookings and 55% were from new license bookings, compared to 32% from new recurring revenue bookings and 68% from new license bookings in the same period last year. Gross bookings for the six months ended December 31, 2011 were $22.5 million, a decrease of 6% from the same period last year. Note that the six month comparison is adversely impacted by the very large license deal in the first quarter of fiscal 2011.

“We are pleased with our new bookings this quarter,” said Ashu Roy, eGain’s CEO. “Consistent with our fiscal 2012 bookings growth plan, our pipeline is building nicely-on the heels of our sales and marketing investments. Also, we see a significant increase in demand from enterprise customers for our hosted solution compared to on-premise solutions. This trend will result in more predictable revenue growth in the medium-term, while depressing short-term revenue.”

“We are excited about our new strategic relationship with SAP to offer a multi-channel customer experience solution integrated with SAP CRM. While the relationship is new, we are very optimistic about its prospects . Finally, we continue to systematically invest in our distribution capability to capitalize on the substantial opportunity we see ahead.”

Business Update

•	The NASDAQ Stock Market LLC approved eGain’s application for listing of the Company’s common stock under the symbol “EGAN” and trading on the NASDAQ Capital Market began on October 12, 2011.

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eGain entered into a strategic partnership with SAP to enhance the SAP® Customer Relationship Management (SAP CRM) application suite with eGain’s award-winning software for customer interaction and knowledge management. The integrated solutions will enable personalized customer experiences across interaction channels, including web self-service.

Product Innovation

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The company Launched eGain® 10 for Cisco Unified Contact Center Express (Unified CCX) 8.5 targeting mid-market contact centers. The solution enhances Cisco Unified CCX with robust web customer service capabilities. Included in this solution are applications to manage customer interactions through email, chat, click-to-call, agent knowledge and web self-service—all seamlessly integrated with Cisco Unified CCX.

Customer Momentum

Notable customer transactions in the quarter include:

•	A multi-national retailer standardized on the eGain platform to improve multichannel customer experience.

•	A US subsidiary of a leading Japanese bank, selected eGain knowledge solution to provide consistent, accurate customer service across its product lines.

•	The Vodafone Group extended its eGain platform deployment into a new operating company, one of its largest.

•	A large US-based insurance company significantly increased its eGain investment to rapidly deliver a contemporary brand experience across touch points.

Canon USA went live on the eGain Platform—replacing legacy point applications, migrating existing knowledge and process, and designing new digital customer journeys. Canon and eGain will jointly present this success story and share future innovation plans at the Gartner 360 Summit in Orlando, Florida, on March 14, 2012.

Fiscal 2012 Updated Guidance

The company reiterates its guidance for new bookings growth of 40% to 50% for fiscal 2012. Initial revenue guidance for fiscal 2012 was based on an assumed licensed bookings / hosted bookings mix of 65% / 35%. In fiscal 2011 the licensed / hosted split was

76% / 24% and in the first six months of fiscal 2012 the mix was 62% / 38%. Looking ahead, we see a continuing trend toward more hosting deals in the second half of fiscal 2012. While we are economically indifferent to the booking mix, license transactions are generally recognized upfront whereas hosting deals are recognized ratably over the term of the contract (typically two years) with an initial lag of three months. Based on an expected shift towards more hosting deals, we now estimate that our bookings mix for fiscal 2012 will be approximately 45% license and 55% hosting. This mix shift in bookings is expected to result in fiscal 2012 revenue growth in the range of 5% to 10%, a reduction from our earlier revenue guidance. This mix shift will, however, also increase revenue and revenue growth in future fiscal years as these hosting bookings are recognized as revenues.

Fiscal Q2 Financial Highlights

Fiscal second quarter total revenue was $10.8 million, an increase of 14% from the comparable year-ago quarter. License revenue for the fiscal second quarter was $3.0 million, an increase of 13% from the comparable year-ago quarter. Recurring revenue for the fiscal second quarter was $5.7 million, an increase of 9% over the comparable year-ago quarter. Professional services revenue for the fiscal second quarter was $2.1 million, an increase of 33% from the comparable year-ago quarter.

Gross profit for the fiscal second quarter was $7.6 million, an increase of 13% from the comparable year-ago quarter. Gross margin for the fiscal second quarter decreased to 70%, from 71% in the comparable year-ago quarter. The recurring revenue gross margin for the fiscal second quarter increased to 77%, from 75% in the comparable year-ago quarter. The professional services gross margin for the fiscal second quarter increased to 6%, from 5% in the comparable year-ago quarter.

Net loss for the fiscal second quarter was $842,000, or a loss of $0.03 per share, compared to net income of $1.0 million, or $0.05 per share on a basic and $0.04 on a diluted basis, for the comparable year-ago quarter. During the quarter we incurred approximately $400,000 in one-time expenses including costs in connection with the settlement of a legal dispute; the fees and expenses associated with the Form S-3 filing completed in the quarter and the Nasdaq initial listing fee. Net loss for the fiscal second quarter included stock-based compensation expense of $135,000 and interest and tax expense of $261,000, compared to stock-based compensation expense of $50,000 and interest and tax expense of $331,000 in the comparable year-ago quarter.

Fiscal YTD Financial Highlights

Total revenue for the six months ended December 31, 2011 was $21.2 million, a decrease of 6% from the same period last year. License revenue for the six months ended December 31, 2011 was $5.9 million, a decrease of 41% from the same period last year. The year-over-year decrease in total and license revenue is directly attributable to a large one-time license fee received in the first quarter of fiscal 2011 that represented the largest license agreement in the company’s history. Recurring revenue for the six months ended December 31, 2011 was $11.5 million, an increase of 19% from the same period last year. Professional services revenue for the six months ended December 31, 2011 was $3.8 million, an increase of 34% from the same period last year.

Gross profit for the six months ended December 31, 2011 was $15.2 million, a decrease of 12% from the same period last year. Gross margin for the six months ended December 31, 2011 decreased to 71%, from 77% for the same period last year. This decrease was due to the decrease in license revenue as a percent of total revenue. The recurring revenue gross margin for the six months ended December 31, 2011 increased to 78%, from 74% for the same period last year. The professional services gross margin for the six months ended December 31, 2011 increased to 8% from 5% for the same period last year.

Net loss for the six months ended December 31, 2011 was $268,000, or a loss of $0.01 per share, compared to a net income of $5.9 million, or $0.27 per share on a basic and $0.24 on a diluted basis, for the same period last year. Net loss for the six months ended December 31, 2011 included stock-based compensation expense of $265,000 and interest and tax expense of $466,000, compared to stock-based compensation expense of $104,000 and interest and tax expense of $646,000, for the same period last year.

Total cash, cash equivalents and restricted cash increased to $12.5 million at December 31, 2011, from $12.4 million at June 30, 2011. Cash provided by operations was $1.3 million for the six months ended December 31, 2011, compared to cash provided by operations of $7.8 million for the same period last year. Deferred revenue decreased to $5.1 million at December 31, 2011, compared to $5.8 million at June 30, 2011.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Standard Time. To access the live call, please dial (866) 227-1582, or outside the U.S. (703) 639-1129, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1565705. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain Communications Corporation

eGain (EGAN) is the leading provider of customer service and contact center software for cloud and on-premise deployment. Trusted by prominent enterprise worldwide, eGain has been helping businesses achieve and sustain customer service excellence for more than a decade.

To find out more about eGain, visit www.eGain.com or call the company’s offices: 800-821-4358 (United States), 1753-464646 (UK and Continental Europe).

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Cautionary Note Regarding Forward-Looking Statements

All statements in this release that involve eGain’s forecasts (including the above stated guidance), beliefs, projections, expectations, including but not limited to our financial performance and guidance, the anticipated growth of our business, market trends, plans to invest in our business and expectations regarding the market acceptance of our products, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on information available to eGain at the time of this release, are not guarantees of future results; rather, they are subject to risks and uncertainties that may cause actual results to differ materially from those set forth in this release. These risks include, but are not limited to, the uncertainty of demand for eGain products, including our guidance regarding bookings and revenue; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our partnerships; our future markets; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 27, 2011, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements. Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain Communications Corp. All other company names and products are trademarks or registered trademarks of their respective companies.

Company Contact: Eric Smit, CFO 408-636-4455 iregain@eGain.com	Investor Relations Contact: Charles Messman or Todd Kehrli, MKR Group, Inc 323-468-2300 egan@mkr-group.com

eGain Communications Corporation

Consolidated Balance Sheets

(in thousands, except par value data)

	December 31, 2011	June 30, 2011
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$11,540	$12,424
Short term investments	—	633
Current portion of restricted cash	34	39
Accounts receivable, net	5,548	8,197
Prepaid and other current assets	636	553

Total current assets	17,758	21,846

Property and equipment, net	1,555	1,015
Goodwill	4,880	4,880
Restricted cash, net of current portion	1,000	—
Other assets	619	483

Total assets	$25,812	$28,224

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,058	$924
Accrued compensation	2,488	3,279
Accrued liabilities	1,484	1,911
Capital lease obligation	—	28
Related party notes payable	5,291	4,975
Current portion of deferred revenue	4,624	5,215
Current portion of bank borrowings	1,667	1,667

Total current liabilities	16,612	17,999

Deferred revenue, net of current portion	479	609
Bank borrowings, net of current portion	2,500	3,333
Other long term liabilities	250	271

Total liabilities	19,841	22,212

Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	325,897	325,569
Notes receivable from stockholders	(83)	(82)
Accumulated other comprehensive loss	(900)	(800)
Accumulated deficit	(318,967)	(318,699)

Total stockholders’ equity	5,971	6,012

Total liabilities and stockholders’ equity	$25,812	$28,224

eGain Communications Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2011	2010	2011	2010

Revenue:
License	$3,033	$2,677	$5,918	$10,037
Recurring revenue	5,725	5,236	11,506	9,686
Professional services	2,078	1,563	3,796	2,839

Total revenue	10,836	9,476	21,220	22,562
Cost of license	(1)	7	(11)	21
Cost of recurring revenue	1,291	1,288	2,557	2,521
Cost of professional services	1,961	1,482	3,510	2,709

Gross profit	7,585	6,699	15,164	17,311

Operating costs and expenses:
Research and development	1,377	1,343	2,807	2,757
Sales and marketing	5,010	2,916	9,056	6,430
General and administrative	1,728	785	2,841	1,589

Total operating costs and expenses	8,115	5,044	14,704	10,776

Income / (loss) from operations	(530)	1,655	460	6,535
Interest expense, net	(214)	(286)	(389)	(562)
Other income (expense), net	(51)	(310)	(262)	(29)

Income / (loss) before income tax	(795)	1,059	(191)	5,944
Income tax provision	(47)	(45)	(77)	(84)

Net Income / (loss)	$(842)	$1,014	$(268)	$5,860

Per share information:

Basic net income / (loss) per common share	$(0.03)	$0.05	$(0.01)	$0.27

Diluted net income / (loss) per common share	$(0.03)	$0.04	$(0.01)	$0.24

Weighted average shares used in computing basic net income / (loss) per common share	24,351	22,031	24,246	22,078

Weighted average shares used in computing diluted net income / (loss) per common share	24,351	24,549	24,246	24,256

Summary of stock-based compensation included in the costs and expense above:
Cost of professional services	$13	$8	$31	$15
Research and development	$18	$13	$41	$28
Sales and marketing	$63	$10	$106	$21
General and administrative	$41	$19	$87	$40